Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Director and the Stockholder

Pioneer Financial Services, Inc.

Kansas City, Missouri

We consent to the inclusion in this annual report on Form 10-K as of and for the year ended September 30, 2008 of our report dated January 3, 2008, with respect to our audit of the consolidated balance sheets of Pioneer Financial Services, Inc. as of May 31, 2007, and the related consolidated statements of income, stockholder's equity and cash flows for the eight month period ended May 31, 2007 (predecessor period), included herein.

MAYER HOFFMAN McCANN P.C.

Leawood, Kansas

December 24, 2008